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                                                          EXHIBIT 4(a)(ii)
                        POGO PRODUCING COMPANY
                        ______________________
                            First Amendment
                    Dated as of September 30, 1992
                                  to
                           Credit Agreement
                    Dated as of September 23, 1992
                        ______________________

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     THIS FIRST AMENDMENT TO CREDIT AGREEMENT, dated as of September
30, 1992 (the "Amendment"), between Pogo Producing Company, a Delaware corporation (the "Borrower"), the various financial institutions which are or may become parties to the Credit Agreement, as amended hereby (collectively, the "Lenders"), Bank of Montreal, acting through its Chicago, Illinois branch, (the "Bank"), as agent (the "Agent") for the Lenders and Banque Paribas, acting through its Houston Agency, as co-agent (the "Co-Agent"), for the Lenders,

                          W I T N E S S E T H

     WHEREAS the Borrower, the Lenders, the Agent and the Co-Agent are parties to a certain Credit Agreement dated as of September 23, 1992 (the "Credit Agreement"); and

     WHEREAS the Borrower desires to amend certain provisions of the Credit Agreement;

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     1.   DEFINITIONS.

     1.1 AMENDMENT. The definition of "EBITDA" as set forth in the Credit Agreement is amended in its entirety as set forth below and such definition is hereby incorporated by reference into the Credit Agreement, as amended by this Amendment:

               `"EBITDA" means, for any period for which a determination thereof is to be made, on a consolidated basis and without duplication, the sum of the amounts for such period of (i) net income (or loss) after taxes, (ii) interest expense, (iii) depreciation expense and depletion expense, (iv) amortization expense, (v) federal, state and foreign taxes, (vi) other non-cash charges and expenses and (vii) any losses arising outside of the ordinary course of business which have been included in the determination of consolidated net income; less any gains arising outside of the ordinary course of business which have been included in the determination of consolidated net income, all as determined on a consolidated basis for the Borrower and its Subsidiaries.'

     1.2 USE OF DEFINED TERMS. Unless otherwise defined herein or the context otherwise requires, or except as the definition may be amended by this Amendment, terms used in this Amendment, including

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its preamble and recitals, shall have the meanings provided in the
Credit Agreement, as hereby amended.

     2.   AMENDMENTS TO CREDIT AGREEMENT.

     2.1  AMENDMENT OF SECTION 7.8 OF CREDIT AGREEMENT.  Clause (e) of
Section 7.8 of the Credit Agreement is replaced in its entirety by the following:

          "(e) the Borrower shall not have on or before July 31, 1994 (x) repaid in full (subject to Section 8.6(b) and to the proviso set forth below) the 12.5% State Farm Senior Subordinated Notes or (y) refinanced the 12.5% State Farm Senior Subordinated Notes (subject to the proviso set forth below) in whole on terms which shall provide for (i) covenants regarding the matters set forth in SECTION 8.4 that are no more restrictive than the covenants contained in SECTION 8.4 of this Agreement, (ii) subordination terms that are no less favorable to holders of the Notes than the original subordination terms contained in the 12.5% State Farm Senior Subordinated Notes, (iii) no principal payments in excess of $5,000,000 (less the principal amount of any 12.5% State Farm Senior Subordinated Notes that remain outstanding as contemplated by the proviso below) in the aggregate for any and all such principal payments before December 31, 1996 and (iv) except for principal payments contemplated by the preceding clause, no other scheduled principal payments due before December 31, 1997; PROVIDED THAT, notwithstanding the above, an aggregate principal amount of no more than $5,000,000 of the 12.5% State Farm Senior Subordinated Notes due on December 31, 1996 may remain outstanding, and such notes will nonetheless be deemed to have been repaid or refinanced in whole."

     3.   REPRESENTATIONS AND WARRANTIES.

     In order to induce the Lenders and the Agent to enter into this Amendment, the Borrower hereby reaffirms, as of the date hereof, its representations and warranties contained in Article VI of the Credit Agreement (except to the extent any such representation and warranty relates solely to an earlier date) and additionally represents and warrants as follows:
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     3.1  ORGANIZATION.  The Borrower and each of its corporate
Subsidiaries is a corporation validly organized and existing and in good standing under the laws of the state, or country, of its incorporation, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business requires such qualification, except where failure to qualify would not have a material adverse effect on the business or financial condition of the Borrower and its Subsidiaries taken as a whole or the Borrower's ability to perform the Loan Documents, as such may be amended hereby, or this Amendment. Each of the Borrower's Subsidiaries which is organized as a partnership is validly organized and existing and in good standing under the laws of the state of its formation, and is duly qualified to do business and is in good standing as a foreign partnership where the nature of its business requires such qualification, except where failure to qualify would not have a material adverse effect on the business or financial condition of the Borrower, or the Borrower and its Subsidiaries taken as a whole or the Borrower's ability to perform under the Loan Documents, as such may be amended hereby, or this Amendment. The Borrower and each of its Subsidiaries has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under the Credit Agreement, as amended hereby, each other Loan Document and this Amendment and to own and hold under lease its property and to conduct its business substantially as currently conducted by it.

     3.2 DUE AUTHORIZATION, NON-CONTRAVENTION. The execution, delivery and performance by the Borrower of this Amendment and the consummation of the transactions contemplated hereby and by the Credit Agreement as so amended, are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not

               (a)  contravene the Borrower's Organic Documents;

               (b) contravene any contractual restriction, law or governmental regulation or court decree or order binding on or affecting the Borrower or any Subsidiary; or

               (c) result in, or require the creation or imposition of, any Lien on any properties of the Borrower or its Subsidiaries except as Liens will be imposed, created, or required upon execution and delivery of the Security Documents pursuant to SECTION 7.8 of the Credit Agreement.

     3.3 GOVERNMENTAL APPROVAL. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery or performance by the Borrower of this Amendment.

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     3.4  VALIDITY, ETC.  This Amendment and the Credit Agreement as
amended hereby constitute the legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms except as such enforceability is subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization or similar law relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), including concepts of materiality, reasonableness, good faith and fair dealing.

     4.   EFFECT OF AMENDMENT.

     This Amendment shall be deemed to be an amendment to the Credit Agreement, and the Credit Agreement, as amended hereby, is hereby ratified, approved and confirmed in each and every respect. All references to the Credit Agreement in any other document, instrument, agreement or writing shall hereafter be deemed to refer to the Credit Agreement as amended hereby.

     5.   GOVERNING LAW, SEVERABILITY, ETC.

     THIS AMENDMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS. Whenever possible each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

     THIS WRITTEN AMENDMENT AND THE CREDIT AGREEMENT AS AMENDED BY THIS AMENDMENT REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     6.   MISCELLANEOUS.

     6.1 SUCCESSORS AND ASSIGNS. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     6.2 COUNTERPARTS. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     6.3 EFFECTIVENESS. This Amendment shall become effective when counterparts hereof executed on behalf of the Borrower and each Lender (or notice thereof satisfactory to the Agent) shall

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have been received by the Agent and notice thereof shall have been given by the Agent to the Borrower and each Lender.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first written above.

                              POGO PRODUCING COMPANY


                              By:       D. STEPHEN SLACK
                              Name:     D. Stephen Slack
                              Title:    Sr. V.P. Finance

                              BANK OF MONTREAL,
                                acting through its U.S. branches
                                and agencies, including initially
                                its Chicago Illinois branch,
                                as Agent


                              By:       MARK GREEN
                              Name:     Mark Green
                              Title:    Director


                              BANQUE PARIBAS
                                acting through its Houston
                                Agency, as Co-Agent


                              By:       BARTON D. SCHOUEST
                              Name:     Barton D. Schouest
                              Title:    Group Vice President


                              By:       MEI WAN TONG
                              Name:     Mei Wan Tong
                              Title:    Vice President


                              BANK OF MONTREAL


                              By:       MARK GREEN
                              Name:     Mark Green
                              Title:    Director

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                              BANQUE PARIBAS



                              By:       BARTON D. SCHOUEST
                              Name:     Barton D. Schouest
                              Title:    Group Vice President



                              By:       MEI WAN TONG
                              Name:     Mei Wan Tong
                              Title:    Vice President


                              THE FIRST NATIONAL BANK OF BOSTON



                              By:       ILLEGIBLE SIGNATURE
                              Name:
                              Title:


                              NBD BANK, N.A.


                              By:       JAMES L. CALDWELL, IV
                              Name:     James L. Caldwell, IV
                              Title:    First Vice President

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